Exhibit 99.1

CONTACT:
Debra McConnell
Global Communications                        FOR IMMEDIATE RELEASE
(508) 390-2323                            Wednesday, February 28, 2024

THE TJX COMPANIES, INC. REPORTS Q4 AND FULL YEAR FY24 RESULTS; Q4 COMP STORE SALES GROWTH OF 5%, PRETAX PROFIT MARGIN, AND DILUTED EPS ALL ABOVE PLAN; EXPECTS TO INCREASE DIVIDEND BY 13% AND BUY BACK $2.0 TO $2.5 BILLION OF STOCK IN FY25

•Q4 consolidated comparable store sales increased 5%, above the Company’s plan, and were entirely driven by an increase in customer transactions
•Q4 pretax profit margin of 11.2% and adjusted pretax profit margin of 10.9% were both well above the Company’s plan
•Q4 diluted earnings per share of $1.22, up 37% versus last year and well above the Company’s plan
•Q4 adjusted diluted earnings per share of $1.12, up 26% versus last year and well above the Company’s plan
•Full year FY24 consolidated comparable store sales increased 5%, at the high-end of the Company’s plan, and were entirely driven by an increase in customer transactions
•FY24 pretax profit margin of 11.0% and adjusted pretax profit margin of 10.9% were both above the Company’s plan
•FY24 diluted earnings per share of $3.86, up 30% versus last year and well above the Company’s plan
•FY24 adjusted diluted earnings per share of $3.76, up 21% versus last year and well above the Company’s plan
•Q4 and full year FY24 pretax profit margin benefitted from lower inventory shrink expense
•Returned $4.0 billion to shareholders in FY24 through share repurchases and dividends
•Provides Q1 and full year FY25 guidance

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the fourth quarter and fiscal year ended February 3, 2024. Net sales for the 14-week fourth quarter of Fiscal 2024 were $16.4 billion, an increase of 13% versus the 13-week fourth quarter of Fiscal 2023. Consolidated comparable store sales increased 5%. For the 14-week fourth quarter of Fiscal 2024, net income was $1.4 billion and diluted earnings per share were $1.22, up 37% versus $.89 in the 13-week fourth quarter of Fiscal 2023. Excluding an estimated benefit of $.10 from the extra week in the fourth quarter, adjusted diluted earnings per share on a 13-week basis were $1.12, up 26% versus last year.

For the 53-week fiscal year ended February 3, 2024, net sales were $54.2 billion, an increase of 9% versus the 52-week Fiscal 2023 year. Consolidated comparable store sales increased 5%. For the 53-week fiscal year, net income was $4.5 billion and diluted earnings per share were $3.86, up 30% versus $2.97 in the 52-week Fiscal 2023 year. Excluding an estimated benefit of $.10 from the extra week in Fiscal 2024, adjusted diluted earnings per share were $3.76. This was a 21% increase versus full year Fiscal 2023 adjusted diluted earnings per share of $3.11, which excluded a $.14 net of tax charge related to a write-down and the divestiture of the Company’s minority investment in Familia, an off-price retailer in Russia.

Reconciliations detailing the impact of the extra week on the Company’s results and other adjustments for the fourth quarter and full year Fiscal 2024 are included in this release and can also be found in the Investors section of TJX.com.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely proud of the performance of our teams again in 2023. Thanks to their excellent execution of our great business model, we delivered outstanding results on both the top and bottom lines that exceeded our expectations. We surpassed $50 billion in annual sales, a milestone for our Company. We brought our customers exciting values on great brands and fashions and a treasure-hunt shopping experience, every day. Throughout the holiday season, we shipped a fresh assortment of gift giving selections to our stores and online which clearly resonated with consumers. Comparable store sales for the Company increased 5% both for the fourth quarter and full year, well above our original plans for 2023. We saw comp sales growth at every division driven by customer transactions, which underscores our confidence in our ability to gain market share across all of our geographies. We had a very strong finish to 2023 and start the new year in a position of strength with the first quarter off to a good start. We are energized and laser focused on capitalizing on our opportunities for the year ahead and, as always, we’ll strive to beat our plans. Longer term, we are excited about the potential we see to strategically grow our business, capture additional market share, and increase the profitability of our Company.”

Comparable Store Sales (FY2024 and FY2023) and Open-Only Comparable Store Sales (FY2022)

The Company’s comparable store sales by division for fourth quarter and full year Fiscal 2024 and Fiscal 2023, and open-only comparable store sales by division for fourth quarter and full year Fiscal 2022 were as follows:

	Fourth Quarter FY2024 Comparable Store Sales[1]	Fourth Quarter FY2023 U.S. Comparable Store Sales[1]	Fourth Quarter FY2022 Open-Only Comparable Store Sales[1,2]

Marmaxx (U.S.)[3]	+5%	+7%	+10%
HomeGoods (U.S.)[4]	+7%	-7%	+22%
TJX Canada	+6%	N.A.	+1%
TJX International (Europe & Australia)	+3%	N.A.	-2%

TJX	+5%	N.A.	+10%

	Full Year FY2024 Comparable Store Sales[1]	Full Year FY2023 U.S. Comparable Store Sales[1]	Full Year FY2022 Open-Only Comparable Store Sales[1,2]

Marmaxx (U.S.)[3]	+6%	+3%	+13%
HomeGoods (U.S.)[4]	+3%	-11%	+32%
TJX Canada	+3%	N.A.	+8%
TJX International (Europe & Australia)	+3%	N.A.	+6%

TJX	+5%	N.A.	+15%
1Comparable store sales excludes e-commerce. For the fourth quarter and full year Fiscal 2024, comparable store sales are for the 13-week and 52-week periods respectively, versus the comparable periods in Fiscal 2023 and Fiscal 2022. See Comparable Store Sales, below, for further detail on these measures. 2This measure reports the sales increase or decrease of stores classified as comp stores at the beginning of Fiscal 2021 for the days they were open in the fourth quarter of Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the COVID-19 global pandemic. 3Includes TJ Maxx, Marshalls, and Sierra stores. 4Combination of HomeGoods and Homesense stores.

Net Sales by Division

The Company’s net sales by division for fourth quarter and full year Fiscal 2024 and Fiscal 2023 were as follows:

	Fourth Quarter Net Sales ($ in millions)[1]		Fourth Quarter FY2024 Reported Sales Growth	Fourth Quarter FY2024 Sales Growth on a Constant Currency Basis[2]
	FY2024 (14-week basis)	FY2023 (13-week basis)

Marmaxx (U.S.)[3]	$10,037	$8,983	+12%	N.A.
HomeGoods (U.S.)[4]	$2,805	$2,424	+16%	N.A.
TJX Canada	$1,468	$1,297	+13%	+13%
TJX International (Europe & Australia)[5]	$2,101	$1,816	+16%	+11%

TJX	$16,411	$14,520	+13%	+12%

	Full Year Net Sales ($ in millions)[1]		Full Year FY2024 Reported Sales Growth	Full Year FY2024 Sales Growth on a Constant Currency Basis[2]
	FY2024 (53-week basis)	FY2023 (52-week basis)

Marmaxx (U.S.)[3]	$33,413	$30,545	+9%	N.A.
HomeGoods (U.S.)[4]	$8,990	$8,264	+9%	N.A.
TJX Canada	$5,046	$4,912	+3%	+6%
TJX International (Europe & Australia)[5]	$6,768	$6,215	+9%	+6%

TJX	$54,217	$49,936	+9%	+9%
1Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. Net sales for fourth quarter and full year Fiscal 2024 are for the 14-week and 53-week period ended February 3, 2024. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency Exchange Rates, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Combination of HomeGoods and Homesense stores, and homegoods.com (which closed online shopping during the third quarter of FY2024). 5Combination of TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Q4 Fiscal 2024 Margins

For the 14-week fourth quarter of Fiscal 2024, the Company’s pretax profit margin was 11.2%, up 2.0 percentage points versus last year’s 13-week fourth quarter pretax profit margin of 9.2%. Excluding an estimated 0.3 percentage point benefit from the extra week in the fourth quarter, adjusted pretax profit margin was 10.9%, up 1.7 percentage points versus last year. This was above the Company’s plan due to a higher merchandise margin as well as expense leverage on the above-plan sales. The higher merchandise margin includes a larger-than-expected benefit from lower inventory shrink expense, lower freight costs, lower markdowns, and better markon.

Gross profit margin for the 14-week fourth quarter of Fiscal 2024 was 29.8%, a 3.7 percentage point increase versus last year’s 13-week fourth quarter gross profit margin of 26.1%. Excluding an estimated 0.3 percentage point benefit from the extra week in the fourth quarter, adjusted gross profit margin was 29.5%, up 3.4 percentage points versus last year. This year-over-year increase was driven by a significant benefit from lower freight costs and lower inventory shrink expense, strong markon, and lower markdowns, partially offset by supply chain investments.

Selling, general and administrative (SG&A) costs as a percent of sales for the 14-week fourth quarter of Fiscal 2024 were 18.9%, a 1.9 percentage point increase versus last year’s 13-week fourth quarter SG&A costs of 17.0%. This year-over-year increase was primarily due to higher incentive compensation accruals and incremental store wage and payroll costs. SG&A as a percent of sales for the fourth quarter Fiscal 2024 was not impacted by the extra week in the calendar.

Net interest income benefitted fourth quarter Fiscal 2024 pretax profit margin by 0.1 percentage point versus the prior year.

Full Year Fiscal 2024 Margins

For the 53-week Fiscal 2024 year, the Company’s pretax profit margin was 11.0%, up 1.7 percentage points versus last year’s 52-week pretax profit margin of 9.3%. Excluding an estimated 0.1 percentage point benefit from the extra week in Fiscal 2024, adjusted pretax profit margin was 10.9%. This was up 1.2 percentage points versus last year’s adjusted pretax profit margin of 9.7%, which excluded a 0.4 percentage point charge related to a write-down of the Company’s minority investment in Familia.

Gross profit margin for the 53-week Fiscal 2024 year was 30.0%, a 2.4 percentage point increase versus last year’s 52-week gross profit margin of 27.6%. Excluding an estimated 0.1 percentage point benefit from the extra week in Fiscal 2024, adjusted gross profit margin was 29.9%, up 2.3 percentage points versus last year. Lower inventory shrink expense resulted in a 0.1 percentage point benefit to full year Fiscal 2024 gross profit margin.

Selling, general and administrative (SG&A) costs as a percent of sales for the 53-week Fiscal 2024 year were 19.3%, a 1.4 percentage point increase versus last year’s 52-week SG&A costs of 17.9%. SG&A as a percent of sales for the full year Fiscal 2024 was not impacted by the extra week in the calendar.

Net interest income benefitted full year Fiscal 2024 pretax profit margin by 0.3 percentage points versus the prior year.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a one percentage point positive impact on the Company’s net sales growth in the fourth quarter of Fiscal 2024 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on fourth quarter Fiscal 2024 diluted earnings per share.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in Fiscal 2024 versus the prior year. The overall net impact of foreign currency exchange rates was neutral on full year Fiscal 2024 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales, pretax earnings, and margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Inventory

Total inventories as of February 3, 2024 were $6.0 billion, compared to $5.8 billion at the end of Fiscal 2023. Consolidated inventories on a per-store basis as of February 3, 2024, including distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 1% on both a reported and constant currency basis. The constant currency basis reflects inventory adjusted for the impact of foreign currency exchange rates, if any, as described above. The Company is well-positioned to take advantage of the outstanding availability of quality, branded merchandise in the marketplace and flow fresh goods to its stores and online this spring.

Cash and Shareholder Distributions

For the fourth quarter of Fiscal 2024, the Company generated $2.8 billion of operating cash flow. For the full year Fiscal 2024, the Company generated $6.1 billion of operating cash flow and ended the year with $5.6 billion of cash.

During the fourth quarter of Fiscal 2024, the Company returned $1.2 billion to shareholders. The Company repurchased a total of $797 million of TJX stock, retiring 8.7 million shares, and paid $379 million in shareholder dividends during the quarter. In Fiscal 2024, the Company returned a total of $4.0 billion to shareholders, which includes repurchasing a total of $2.5 billion of TJX stock, retiring 29.0 million shares, and paying $1.5 billion in shareholder dividends.

With the Company’s continued strong cash flow, TJX announced today that it intends to increase the regular quarterly dividend on its common stock expected to be declared in April 2024 and payable in June 2024 to $.375 per share, subject to the approval of the Company’s Board of Directors. This would represent a 13% increase over the current per share dividend.

The Company is also announcing today its plan to repurchase approximately $2.0 to $2.5 billion of TJX stock during the fiscal year ending February 1, 2025. With $1.0 billion remaining at Fiscal 2024 year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time. The new authorization represents approximately 2.2% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 24th program approved by the Board since 1997. Under the Company’s repurchase programs, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time. The Company may adjust the amount purchased under this program up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

First Quarter and Full Year Fiscal 2025 Outlook

For the first quarter of Fiscal 2025, the Company is planning consolidated comparable store sales to be up 2% to 3%, pretax profit margin to be in the range of 10.5% to 10.6%, and diluted earnings per share to be in the range of $.84 to $.86.

For full year Fiscal 2025, the Company is planning consolidated comparable store sales to be up 2% to 3%, pretax profit margin to be in the range of 10.9% to 11.0%, and diluted earnings per share to be in the range of $3.94 to $4.02.

Stores by Concept

During the fiscal year ended February 3, 2024, the Company increased its store count by 119 stores overall to a total of 4,954 stores and increased square footage by 2% versus the prior year.

	Store Locations[1] FY2024		Gross Square Feet FY2024 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,299	1,319	35.3	35.7
Marshalls	1,183	1,197	33.4	33.7
HomeGoods	894	919	20.8	21.4
Sierra	78	95	1.6	2.0
Homesense	46	55	1.2	1.5
In Canada:
Winners	297	302	8.1	8.2
HomeSense	151	158	3.5	3.7
Marshalls	106	106	2.8	2.8
In Europe:
TK Maxx	629	644	17.6	17.9
Homesense	78	79	1.5	1.5
In Australia:
TK Maxx	74	80	1.6	1.7

TJX	4,835	4,954	127.4	130.1
1Store counts above include both banners within a combo or a superstore.

Comparable Store Sales

For Fiscal 2023 and 2024, the Company returned to its historical definition of comparable store sales. While stores in the U.S. were open for all of Fiscal 2022, a significant number of stores in TJX Canada and TJX International (Europe and Australia) experienced COVID-related temporary store closures and government-mandated shopping restrictions during Fiscal 2022. Therefore, in Fiscal 2023, the Company could not measure year-over-year comparable store sales with Fiscal 2022 in these geographies in a meaningful way. As a result, the comparable stores included in the Fiscal 2023 measure consisted of U.S. stores only, which, for clarity, the Company referred to as U.S. comparable store sales and were calculated against sales for the comparable periods in Fiscal 2022. For Fiscal 2022, due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company reported open-only comparable store sales. This measure reported the sales increase or decrease of stores initially classified as comp stores at the beginning of Fiscal 2021 for the days they were open in Fiscal 2022 against sales of those stores for the same days in Fiscal 2020. Comparable store sales for a category such as home or apparel include sales from merchandise within such category combined across all divisions at the stores that fall within the Company’s definition of comparable stores for such period.

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 4,900 stores across nine countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra, in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe, and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating ethically. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

Fourth Quarter and Full Year Fiscal 2024 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s fourth quarter and full year Fiscal 2024 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, March 5, 2024, or at TJX.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Non-GAAP financial measures refer to financial information adjusted to exclude or include, as applicable, from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP), items identified in this press release. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis, inventory on a constant currency basis, adjusted pretax profit margin, adjusted gross profit margin, and adjusted diluted earnings per share. The Company believes that the presentation of adjusted financial measures is useful to investors as it provides additional information on comparisons between periods by excluding certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes, to consider underlying trends of its business, and in measuring its performance relative to others in the market, and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, first quarter and Fiscal 2025 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during this fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K, as well as other information we file with the Securities and Exchange Commission ( “SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, unless required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023

Net sales	$16,411	$14,520	$54,217	$49,936

Cost of sales, including buying and occupancy costs	11,528	10,731	37,951	36,149
Selling, general and administrative expenses	3,094	2,473	10,469	8,927
Impairment on equity investment	—	—	—	218
Interest (income) expense, net	(54)	(23)	(170)	6

Income before income taxes	1,843	1,339	5,967	4,636
Provision for income taxes	440	301	1,493	1,138

Net income	$1,403	$1,038	$4,474	$3,498

Diluted earnings per share	$1.22	$0.89	$3.86	$2.97

Cash dividends declared per share	$0.3325	$0.295	$1.33	$1.18

Weighted average common shares – diluted	1,152	1,171	1,159	1,178

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	February 3, 2024	January 28, 2023

Assets
Current assets:
Cash and cash equivalents	$5,600	$5,477
Accounts receivable and other current assets	1,099	1,160
Merchandise inventories	5,965	5,819

Total current assets	12,664	12,456

Net property at cost	6,571	5,783

Operating lease right of use assets	9,396	9,086
Goodwill	95	97
Other assets	1,021	927

Total assets	$29,747	$28,349

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$3,862	$3,794
Accrued expenses and other current liabilities	4,969	4,401
Current portion of operating lease liabilities	1,620	1,610
Current portion of long-term debt	—	500

Total current liabilities	10,451	10,305

Other long-term liabilities	924	919
Non-current deferred income taxes, net	148	127
Long-term operating lease liabilities	8,060	7,775
Long-term debt	2,862	2,859

Shareholders’ equity	7,302	6,364

Total liabilities and shareholders' equity	$29,747	$28,349

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2024	January 28, 2023

Cash flows from operating activities:
Net income	$4,474	$3,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	964	887
Impairment on equity investment	—	218
Deferred income tax (benefit) provision	(7)	64
Share-based compensation	160	122
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(3)	(124)
(Increase) decrease in merchandise inventories	(145)	58
Decrease (increase) in income taxes recoverable	60	(5)
Increase (decrease) in accounts payable	64	(600)
Increase (decrease) in accrued expenses and other liabilities	489	(149)
(Decrease) in net operating lease liabilities	(18)	(1)
Other, net	19	116
Net cash provided by operating activities	6,057	4,084

Cash flows from investing activities:
Property additions	(1,722)	(1,457)
Purchase of investments	(28)	(31)
Sales and maturities of investments	33	18
Net cash (used in) investing activities	(1,717)	(1,470)

Cash flows from financing activities:
Repayment of debt	(500)	—
Payments for repurchase of common stock	(2,484)	(2,255)
Proceeds from issuance of common stock	285	321
Cash dividends paid	(1,484)	(1,339)
Other	(32)	(33)
Net cash (used in) financing activities	(4,215)	(3,306)

Effect of exchange rate changes on cash	(2)	(58)

Net increase (decrease) in cash and cash equivalents	123	(750)
Cash and cash equivalents at beginning of year	5,477	6,227

Cash and cash equivalents at end of period	$5,600	$5,477

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net sales:
In the United States:
Marmaxx	$10,037	$8,983	$33,413	$30,545
HomeGoods	2,805	2,424	8,990	8,264
TJX Canada	1,468	1,297	5,046	4,912
TJX International	2,101	1,816	6,768	6,215
Total net sales	$16,411	$14,520	$54,217	$49,936

Segment profit:
In the United States:
Marmaxx	$1,351	$1,043	$4,597	$3,883
HomeGoods	314	178	861	522
TJX Canada	183	162	715	690
TJX International	174	131	332	347
Total segment profit	2,022	1,514	6,505	5,442

General corporate expense	233	198	708	582
Impairment on equity investment	—	—	—	218
Interest (income) expense, net	(54)	(23)	(170)	6
Income before income taxes	$1,843	$1,339	$5,967	$4,636

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the fourth quarter ended February 3, 2024, the Company returned $1.2 billion to shareholders. The Company repurchased and retired 8.7 million shares of its common stock at a cost of $797 million and paid $379 million in shareholder dividends. During the fifty-three weeks ended February 3, 2024, the Company returned $4 billion to shareholders. The Company repurchased and retired 29 million shares of its common stock at a cost of $2.5 billion and paid $1.5 billion in shareholder dividends. In February 2024, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time, with $1.0 billion still remaining as of February 3, 2024 under the existing stock repurchase program.

2.During Fiscal 2023, the Company announced and completed the divestiture of its minority investment in Familia. As a result, the Company recorded an impairment charge of $218 million in the first quarter of Fiscal 2023 representing the entire carrying value of the investment. Subsequently, in the third quarter of Fiscal 2023 when the Company completed the divestiture of this investment, the Company realized a $54 million tax benefit, or $0.05 positive impact to diluted earnings per share. The combination of these resulted in a $0.14 negative impact to diluted earnings per share for the full year Fiscal 2023.